Exhibit 99.1
Final Pre-Release Draft
LIGHTING SCIENCE GROUP ACQUIRES ASSETS OF LAMINA LIGHTING, INC;
Establishes Distinct Global Supply Chain Offering and Expands Product Portfolio
specifically in support of OEM partners
COMPANY ALSO ANNOUNCES $20 MILLION LINE OF CREDIT AGREEMENT
WITH BANK OF MONTREAL
NEW YORK, July 29, 2008 — Lighting Science Group Corporation (OTCBB: LSCG)
(“LSG”), a leading developer and integrator of intelligent and energy-efficient LED lighting solutions, announced today that, through one of its wholly-owned subsidiaries, it has acquired=all of the- assets of Lamina Lighting, Inc. (Lamina), a leader in the development and manufacture of high-power LED light engines and modules. Year-to-date revenues for the first six months of 2008 for Lamina were approximately $2.1 million.
LSG paid Lamina $4.5 million in cash. LSG may also make “earn-out” payments to Lamina of up to $10.5 million in- the second quarter of 2010. The amount of any future earn-out payments will be determined based on 85% of the 2009 sales of Lamina products and certain components developed by Lamina, subject to certain adjustments. Under the purchase agreement, LSG acquired all inventories, accounts receivable, property and equipment and intellectual property of Lamina, and assumed all accounts payable and certain other accrued liabilities.
Related to the closing of the acquisition of the assets of Lamina, LSG also announced today that it has entered into an agreement with Bank of Montreal (“BMO”) to obtain a $20 million demand line of credit. Additionally, LSG entered into a guarantee agreement with Pegasus IV, L.P. (“Pegasus”), an investment fund managed by Pegasus Capital Advisors-, whereby Pegasus will provide a guarantee to BMO for amounts outstanding under the demand line of credit. In exchange for providing the guarantee, LSG will issue a warrant to Pegasusjbr the purchase of 942,857 shares of common stock. The warrant will have an exercise price of $7.00 per share^a term of five years=and will entitle the holder to anti-dilution protection for, among other things, sales of common stock below $7.00 per share. LSG and Pegasus have also entered into an agreement whereby Pegasus has committed to provide a bridge loan of up to $20 million to LSG in the event that the payment is demanded under the BMO demand line of credit. Upon closing and funding of the bridge loan, if any, LSG would pay additional fees and issue an additional warrant for the purchase of common stock to Pegasus.
LSG anticipates that it will use $4.5 million of the BMO demand line of credit to fund the acquisition price of the Lamina assets. The balance of the BMO demand line of credit, along with current assets will remain available for financing of working capital and other corporate purposes as determined by the Company.
“Today’s acquisition further strengthens our product portfolio and gives us access to an integrated platform of products with an established global supply chain,” said Govi Rao, chairman and chief executive officer of Lighting Science Group. “The combination of LSG and Lamina provides significant opportunities to leverage complementary product platforms and market segments, and offers international cross-selling opportunities. The acquisition of Lamina strengthens our current OEM relationships, and enables us to broaden our range of light engines and module offerings with fully-integrated solutions coupled with extensive technical knowledge. We are also pleased that in today’s challenging credit market that we were able to partner with Pegasus and the Bank of Montreal to create the structure that will provide LSG with significant capital to expand our business globally and continue to develop innovative products.”
“Our integration with LSG gives Lamina immediate access to a global distribution network,” added Frank Shinneman, President and CEO Lamina. “With the combined and expanded portfolio, the company will be well positioned to provide total lighting solutions for strategic customers across the globe. We are excited about the synergies enabled by this acquisition especially the opportunities this provides to our OEM partnerships.”
Haynes and Boone, LLP acted as LSG’s outside legal counsel.
About Lamina
Lamina Lighting Incorporated (Lamina) defines the current state of LED lighting technology with continuous innovations in light output, efficacy and thermal management. Founded in 2001 as a spin-off from the Sarnoff Corporation, Lamina is at the forefront of global LED research and product development. With its Atlas™, Titan™ and SoL™ Series LED product lines, Lamina provides ultra-bright white LED lighting products that satisfy the growing global need to replace conventional lighting with LED technology for general illumination. Among its other benefits,

Lamina’s environmentally responsive LED technology and programs aid in lowering CO2 emissions — the dominant GHG contributor to global warming. Headquartered in Westampton, New Jersey, Lamina Lighting is funded by five premier technology venture funds. For more, visit www.laminalighting.com.
About Lighting Science
Lighting Science Group Corporation (www.lsgc.com) designs, manufactures and markets LED lighting solutions for consumer and professional applications that are environmentally friendlier and less costly to operate than traditional lighting products. LSG’s patented and patent-pending designs in power management, thermal management, controls and micro-electronics are engineered to enhance lighting performance, reduce energy consumption, lower maintenance costs and eliminate the use of hazardous materials. LSG designs and manufactures ready- to- use LED lamps and luminaires, as well as provides customized lighting solutions for architectural and artistic projects. LSG has offices in New York, New York; Sacramento, California; Satellite Beach, Florida; Dallas, Texas; Tokyo, Japan; Goes, The Netherlands; and Buckinghamshire, England.
About LED Holdings
LED Holdings, LLC, a portfolio company of Pegasus Capital Advisors (www.pcalp.com) holds a majority of the issued and outstanding shares of Common Stock of Lighting Science Group Corporation. Pegasus Capital Advisors is a private equity fund manager with offices in New York, New York and Cos Cob, Connecticut. Founded in 1995, Pegasus provides capital to middle market companies across a wide range of industries, with particular focus on businesses that make a meaningful contribution to society by positively affecting the environment, contributing to sustainability and enabling healthy living.
Certain statements in the press release constitute “forward-looking statements” relating to Lighting Science Group Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events and our business strategy are forward-looking statements. In some cases you can identify forward-looking statements by terminology such as “may,” “will,” “would,” “should,” “could,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements. “Lighting Science,” is registered in the U.S. Patent and Trademark Office. Readers should carefully review the risk factors described above and in other documents filed by LSG with the SEC. Readers are specifically directed to the discussion under “Risk Factors” in LSG’s Registration Statements on Form S-l.
MEDIA CONTACTS;
Joey Marquart
212-704-8133
joey .marquart@edelman.com
INVESTOR CONTACT;
Mona J. Walsh
212-704-4598
mona.walsh@edelman.com

Steve Hamilton
214.382.3650
Steve.hamilton@lsgc.com